Exhibit 3.3
                                                                     -----------
                           CERTIFICATE OF DESIGNATION

                                       OF

                          WEBSTER FINANCIAL C0RPORATION



                  The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted on October 2, 1992, by the Board of Directors (the "Board") of WEBSTER FINANCIAL CORPORATION, a Delaware corporation (the "Corporation") acting pursuant to the authority granted to the Board in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware:

                  RESOLVED, that pursuant to authority expressly granted to and vested in the Board by the provisions of the Restated Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), there is hereby created a series of serial preferred stock as set forth below in this Certificate of Designation.

                  A.       Series A Cumulative Perpetual Preferred Stock
                           ---------------------------------------------
                  The Corporation shall have a series of preferred stock entitled Series A Cumulative Perpetual Preferred Stock (hereinafter referred to in this Article as the "Series A Stock"), par value one cent ($.01) per share. The number of shares constituting this Series A Stock shall be one million two hundred thousand (1,200,000) shares. Shares of this Series A Stock redeemed or purchased by the Corporation shall be cancelled and shall not thereafter be issued as shares of this Series A Stock.

                  With respect to any other class of the Corporation's stock, shares of this Series A Stock shall rank, both as to dividends and to liquidation, as set forth in this Certificate of Designation. The powers, preferences, rights, qualifications, limitations, and restrictions of the shares of this Series A Stock are as follows:

                  1.       Voting Rights.
                           -------------
                           The shares of this  Series A Stock shall not have any
voting powers, either general or
special, except as follows:

                  (a) Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the vote or consent of the holders of at least two-thirds (66-2/3%) of all of the shares of this Series A Stock at the time outstanding, given in person or by proxy, either in writing or by a vote at a meeting called for the purpose at which the holders of shares of this Series A Stock shall vote together as a separate class, shall be necessary for authorizing, effecting or validating (i) the amendment, alteration or repeal of any of the provisions of this Certificate of Designation or of any certificate amendatory thereof or supplemental thereto which would adversely affect the powers, preferences or special rights or privileges of this Series A Stock; (ii) the creation, authorization or issue of any shares of any class or series of stock of the Corporation ranking prior to the shares of this Series A Stock as to dividends or upon liquidation, or the reclassification of any authorized stock of the Corporation into any such prior shares or the creation, authorization or issue or any obligation or security convertible into or evidencing the right to purchase any such prior shares; (iii) the amendment, alteration or repeal of any of the provisions of this Certificate of Designation or of any certificate amendatory thereof or supplemental thereof which would increase or decrease the aggregate number of authorized shares of this Series A Stock or increase or decrease the par value of shares of this Series A Stock; or (iv) the redemption, purchase or acquisition by the Corporation of any of its equity securities
(other than this Series A Stock) or any securities exercisable for or convertible into equity securities of the Corporation.

                  (b) In the event that at any time, the Corporation shall not have declared and paid dividends in cash on the outstanding shares of this Series A Stock with respect to any six Quarterly Periods, the holders of a majority of the shares of this Series A Stock shall have the right to name two additional members of the Board of Directors of the Corporation, and such members shall take office at the next meeting of the Board of Directors of the Corporation. If any vacancy shall occur among the directors named by the holders of the shares of this Series A Stock pursuant this Section, such vacancy shall be filled with such person as a majority of such holders may name in a written notice to the Corporation. Any director named by the holders of the shares of this Series A Stock pursuant to this paragraph shall serve until all dividends accumulated on the Series A Stock have been paid in full. Upon such payment all directors named by the holders of the shares pursuant to this paragraph who are then in office shall automatically cease to be members of the Board of Directors of the Corporation, provided, however, that the right of the holders of the shares of this Series A Stock to name two directors shall be reinstated if thereafter the Corporation fails to declare and pay dividends in cash on the outstanding shares of this Series A Stock with respect to any six subsequent Quarterly Periods.

                  2.       Dividends.
                           ---------
                  (a) Each holder of shares at this Series A Stock shall be entitled to receive on the dates specified in Section 2(d), when, as and if declared payable by the Board of Directors or a committee of said Board duly authorized by said Board to declare such dividends, from funds legally available therefor, quarterly cash dividends in an amount per share equal to the Dividend Rate in effect at the time of such declaration divided by four and then multiplied by $25.00.

For purposes of this calculation, the following terms shall have the meanings indicated:

                           (i) "ANNUAL PERIOD" shall mean (x) the period commencing on the date of the initial issuance of shares of this Series A Stock and ending on September 30, 1993 and (y) each successive period of one year thereafter, each such successive period to commence on October 1 and to end on the last day of the next succeeding September.

                           (ii) "DIVIDEND RATE" shall mean, with respect to a Quarterly Period, a rate per annum equal to (A) an initial annual dividend rate of 8.00% for the first Quarterly Period; and
                                    (B) for each Quarterly Period  subsequent to
                                    the  first  Quarterly  Period   ("Subsequent
                                    Quarterly  Period")  (i) the  Treasury  Note
                                    Rate for such Subsequent  Quarterly  Period,
                                    plus (ii) 5.00% (the "Spread"),  plus (C) an
                                    incremental  increase  over the Spread  (the
                                    "Increase-In-Spread")  of (x)  0.00%  during
                                    the   first   seven   Subsequent   Quarterly
                                    Periods;  and (y) .25%  for each  Subsequent
                                    Quarterly  Period  thereafter  (or .375% for
                                    all such Subsequent  Quarterly  Periods,  if
                                    there has  occurred  any  partial  voluntary
                                    redemption  taking place prior to the end of
                                    the   fourth   Quarterly    Period),    such
                                    Increase-In-Spread not to exceed 9.05%. The minimum Dividend Rate shall be 7.60% and the maximum Dividend Rate shall be 14.20%.

                           (iii) "BUSINESS DAY" shall mean any day other than a Saturday, a Sunday, federal legal holiday or any other day on which banks in the State of Connecticut are authorized by law to close.

                           (iv) "QUARTERLY PERIOD" shall mean each period at three months commencing on January 1, April 1, July 1, and October 1 of each year, except that the initial Quarterly Period shall commence on the date of the initial issuance of shares of this Series A Stock and shall end on December 31, 1992.

                           (v) "TREASURY NOTE RATE" shall mean, with respect to a Quarterly Period, the average of the yields published  in H.15 (519)  under the  caption
                                    "Treasury  Constant  Maturities"  for direct
                                    obligations  of  the  United  States  with a
                                    constant maturity of one year (the "Constant
                                    Maturity  Yield")  for the  ten  consecutive
                                    Business   Days  ending  on  the   twentieth
                                    Business  Day   immediately   preceding  the
                                    commencement  of such Quarterly  Period.  In
                                    the event Constant  Maturity  Yields are not
                                    so  published  for each of such ten Business
                                    Days with respect to a Quarterly Period, but
                                    were so  published  for at least one of such
                                    Business  Days,  the Treasury  Note Rate for
                                    such  Quarterly  Period shall be the average
                                    of  the  Constant   Maturity  Yields  as  so
                                    published  for such  Business  Days.  In the
                                    event  Constant  Maturity  Yields are not so
                                    published  for at least one of such Business
                                    Days with respect to a Quarterly Period, the
                                    Treasury Note Rate for such Quarterly Period
                                    shall  be the  Constant  Maturity  Yield  as
                                    published   in  H.15   (519)  for  the  next
                                    preceding   Business   Day  for  which  such
                                    information  was  so  published;   provided,
                                    however, that if such information was not so
                                    published  for a  Business  Day  during  the
                                    60-day period prior to the  commencement  of
                                    such  Quarterly  Period,  then the  Treasury
                                    Note Rate for such Quarterly Period shall be
                                    determined   by  the   Corporation   on  the
                                    twentieth  Business Day next  preceding  the
                                    commencement  of such  Quarterly  Period and
                                    shall  be the  bond-equivalent  yield of the
                                    arithmetic mean of the secondary  market bid
                                    rates  (as  quoted by three  primary  United
                                    States government  securities dealers in New
                                    York City selected by the  Corporation as of
                                    3:00 p.m. (New York City time) on the day of
                                    such  determination) for the issue of direct
                                    obligations  of  the  United  States  with a
                                    remaining  maturity closest to one year. All
                                    percentages  relating to the  calculation of
                                    the Treasury Note Rate based upon  secondary
                                    market  bid  rates  will be  rounded  to the
                                    nearest  one hundred  thousandth  of one per
                                    cent,   and  dollar   amounts   used  in  or
                                    resulting from such calculations will be rounded to the nearest cent.

                           (b)  Dividends  on the shares of this  Series A Stock
shall be cumulative. In any Quarterly Period, as long as any shares of this Series A Stock are outstanding, no dividend (other than a dividend paid in common stock or any other stock of the Corporation ranking junior as to dividends and liquidation to this Series A Stock) shall be declared or paid or set aside for payment or other distribution declared or made upon the common stock or any other stock of the Corporation ranking junior to this Series A Stock as to dividends or upon liquidation, nor shall any common stock or other stock of the Corporation ranking junior to this Series A Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for the stock of the corporation ranking junior to this Series A Stock as to dividends and upon liquidation) unless, in each case, all unpaid dividends on the shares of this Series A Stock for all past Quarterly Periods shall have been, or contemporaneously are, declared and paid in full. When dividends are not paid in full, as aforesaid, upon the shares of this Series A Stock and any other class or series ranking on parity as to dividends with this Series A Stock, all dividends in cash declared upon shares of this Series A Stock and any other class or series ranking on a parity as to dividends with this Series A Stock shall be declared pro rata.

                           (c) Dividends  payable on each share of this Series A
Stock for each full Quarterly Period shall be computed by dividing the applicable annual Dividend Rate, as described above in Section 2(a), by four and multiplying the resulting percentage by the stated value of twenty-five dollars per share ($25.00) (the "Stated Value") of this Series A Stock. Dividends payable on shares of this Series A Stock, for any period less than a full Quarterly Period, and for the initial Quarterly Period, shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which a dividend is payable.

                           (d) Cash  dividends  on this  Series A Stock shall be
cumulative from the date of original issue of such shares and shall be payable when, as and if declared by the Board of Directors or by a committee of said Board duly authorized by said Board to declare such dividends, out of funds of the Corporation legally available therefor, on March 31, June 30, September 30, and December 31 of each year, commencing on December 31, 1992. Accrued and unpaid dividends on the Series A Stock will cumulate but will not bear interest. Each dividend on the shares of this Series A Stock shall be paid to the holders of record of shares of this Series A Stock as they appear on the stock register of the Corporation on such record date, not exceeding 45 days preceding the payment date thereof, as shall be fixed by the Board of Directors of the Corporation or by a committee of said Board of Directors duly authorized to fix such date. Dividends on account of arrears for any past dividend periods may be declared and paid at any time, without reference to any regular dividend payment date, to the holders of record on such date, not exceeding 45 days preceding the payment date thereof, as shall be fixed by the

Board of Directors of the Corporation or by a committee of said Board of Directors duly authorized to fix such date.

                  3.       Liquidation Rights.
                           ------------------
                           Upon  any  voluntary  or   involuntary   liquidation,
dissolution, or winding up of the Corporation ("Termination Event"), the holders of the shares of this Series A Stock shall be entitled to receive out of the net assets of the Corporation available for distribution to its stockholders an amount per share equal to, the sum of (i) the Stated Value, plus (ii) an amount equal to the Liquidation Adjustment (as that term is defined below) on such shares as of the date of such Termination Event, in cash (the "Liquidation Amount"), plus (iii) accrued and unpaid cash dividends thereon to the date of final distribution in cash, including the cumulative dividends for all past dividend payment periods (computed on the basis of a 360-day year of 30-day months and the actual number of days in the period), before any amount shall be paid to the holders of shares of the common stock or any other stock of the Corporation ranking junior upon liquidation to this Series A Stock. The term "Liquidation Adjustment" shall mean (i) zero, with respect to shares of this Series A Stock, at any time up to and including the scheduled payment date of the fourth dividend, and (ii) the amount of one percent (1%) per year of the Stated Value, for each Annual Period after the scheduled payment date for the fourth dividend, to a maximum of ten percent (10%) of such Stated Value or two dollars and fifty cents ($2.50). The maximum Liquidation Amount shall be twenty-seven dollars and fifty cents ($27.50).

                  4.       Redemption.
                           ----------
                           (a) VOLUNTARY  REDEMPTION OF SHARES HELD BY THE FDIC.
Except as set forth in Section 4(b) below, the shares of this Series A Stock may be redeemable in whole, but not in part (unless otherwise agreed by the holders of such shares or unless at or prior to the scheduled payment date of the sixth dividend), at the Corporation's option at any time, at the sum of the Redemption Price (as that term is defined below) plus (ii) accrued and unpaid cash dividends thereon to the date fixed for redemption, including the cumulative dividends for all past dividend payment periods (computed on the basis of a 360-day year of 30-day months and the actual number of days in the period). The term "Redemption Price" shall mean, as to shares of this Series A Stock continued to be held by the Federal Deposit Insurance Corporation (the "FDIC") the sum of the Stated Value plus (i) zero, for the period of time up to and including the scheduled payment date of the sixth dividend, and (ii) the amount of one per cent (1%) per year of the Stated Value, for each Annual Period thereafter, to a maximum of ten percent (10%) of such Stated Value or two dollars and fifty cents ($2.50). The maximum Redemption Price shall be twenty-seven dollars and fifty cents ($27.50).

                           (b) VOLUNTARY REDEMPTION OF SHARES HELD BY TRANSFEREE
HOLDER. If any shares of this Series A Stock are transferred to a party other than the FDIC ("Transferee Holder") then such shares of this Series A Stock shall be non-redeemable after the scheduled payment date for the sixth dividend at any time until after September 30, 1997; provided, however, that if the FDIC fails to approve any of the restricted transactions set forth in Section 6.2(b) of the Stock Purchase Agreement, or if the holders of two thirds of this Series A Stock fail to approve any of the restricted transactions set forth in Sections 6.2(a) and 6.2(c) of the Stock Purchase Agreement or in clauses (ii), (iii), or
(iv) of Section 1(a) of this Certificate of Designation shares of this Series A Stock held by a Transferee Holder may be redeemed at any time (but only as of any regularly scheduled dividend payment date) by the Corporation and the Redemption Price for any shares of the Series A Stock held by a Transferee Holder that are voluntarily redeemed by the Corporation shall be 105% of the Stated Value or at such other Redemption Price then applicable. The Redemption Price for any shares of this Series A Stock held by a Transferee Holder that are voluntarily redeemed by the Corporation prior to the scheduled payment date for the sixth dividend shall be the Stated Value. After September 30, 1997, the Redemption Price shall be 105% percent of the Stated Value for the next Annual Period, declining by 50 basis points each Annual Period until the Redemption Price declines to the Stated Value.

                           (c) OFFER OF  REDEMPTION.  The  Corporation  shall be
required to offer to redeem  shares of Series A Stock to the extent  provided in
Section 6.2(d) and 6.2(e) of the Stock Purchase Agreement, with notice of such offer to be given as provided in such Section 6.2(f). The Redemption Price for such required offer of redemption shall be the Redemption Price referred to in paragraph (a) above, regardless of whether such shares are held by the FDIC or a Transferee Holder.

                           (d)  REDEMPTION  OF  LESS  THAN  ALL  SHARES.  If the
holders of the shares of this Series A Stock have given their consent for fewer than all of the outstanding shares of this Series A Stock to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be determined by lot or pro rata in a manner to be determined by the Board of Directors; provided, however, that the number of shares to be redeemed as determined by the Board of Directors shall be no less than one hundred twenty thousand (120,000).

                           (e)  NOTICE.  If the  Corporation  elects  to  redeem
shares of this Series A Stock, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than thirty (30) nor more than sixty (60) days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the stock register of the Corporation. Each such notice shall state: (1) the redemption date; (2) the number of shares of this Series A Stock to be redeemed and, if fewer than all of the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the Redemption Price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price.

                           (f) RIGHTS OF  SHAREHOLDERS.  Notices  having been so
mailed, from and after the redemption date (unless default shall be made by the Corporation in providing money for the payment of the Redemption Price and subject to the provisions of Section 2 of these Preferred Stock Terms, such shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as shareholders of the Corporation (except the right to receive from the Corporation the Redemption Price) shall cease. Upon surrender in accordance with the notice of redemption, of certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the Redemption Price specified. If fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

                  5.       Ranking.
                           -------
                  Shares of this Series A Stock shall be deemed to rank on parity with the shares of any other class or series of the Corporation's preferred capital stock, or senior to any such class or series if such class or series is expressly declared to be junior to this Series A Stock, both as to dividends and upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share or sinking fund provisions, if any, be different from those of this Series A Stock. If such class or series ranks on parity with this Series A Stock, the holders hereof and of such stock shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of affairs of the Corporation, as the case may be, in proportion to their respective dividend amounts or liquidation preferences, without preference or priority, one over the other, as between the holders of such stock and the holders of shares of this Series A Stock. If such class or series ranks junior to this Series A Stock, the holders of the shares of this Series A Stock shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of affairs of the Corporation, as the case may be, in preference or priority to the holders of such stock.

                  IN WITNESS WHEREOF, WEBSTER FINANCIAL CORPORATION has caused this Certificate of Designation to be made under the seal of the Corporation and signed by James C. Smith its President, and attested by Lee A.
Gagnon, its Secretary, this 2nd day of October 1992.

                                                   WEBSTER FINANCIAL CORPORATION

                                                   By: /s/ James C. Smith
                                                       -------------------------
                                                       President

[SEAL]

Attest:

/s/ Lee A. Gagnon
---------------------------
Secretary